EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
July 31, 2012	W. Page Ogden, President & CEO
(OTC-QB or OTCBB - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS EARNINGS FOR SECOND QUARTER 2012

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (OTC-QB or OTCBB: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the three and six month period ended June 30, 2012.  Net income for the quarter ended June 30, 2012, was $69 thousand, or $.03 per diluted share, compared to $229 thousand, or $.11 per diluted share, for the quarter ended June 30, 2011.  For the six month period ended June 30, 2012, net income and diluted earnings per share was $312 thousand and $0.15, respectively, a decrease from $805 thousand and $0.38, respectively, for the same period in 2011.

Net interest income for the three and six month periods ended June 30, 2012, decreased $618 thousand and $1.3 million, respectively, over the same period in 2011.  Approximately 60% of the decrease over the comparative periods was a result of the decreases in the volume of average earning assets of $41 million and $34 million, respectively.  Low loan demand and a poor investment environment were the primary contributors to the decrease in volumes.  Although the decline in the volume of earnings assets represents the majority of the decline in net interest income, lower interest rates were a major contributor as well, accounting for approximately 40% of the decline in net interest income.  Cash flows from higher yielding assets into lower yielding assets occurred as loans and investment securities were paid down and held as cash due to weak loan demand and the poor investment environment.  As a result, interest rate spread declined 30 and 39 basis points to 2.55% and 2.58% for the three and six month period ended June 30, 2012, respectively.  Not only did the decline in interest rate have a significant negative effect to net interest income, it also had a disproportionate effect on asset yields as compared to funding cost.  For both the three and six month comparative periods, asset yields declined 67 and 76 basis points, respectively, while funding costs declined only 37 and 36 basis points, respectively.  Interest rate margin declined 36 and 45 basis points, respectively, to 2.84% and 2.87% for the same periods.

Non-interest income decreased $355 thousand for the 2nd quarter of 2012 compared to the 2nd quarter of 2011, while non-interest income decreased $1.2 million for the first six months of 2012 compared to the corresponding period in 2011.  Both period decreases were primarily due to gains of $656 thousand and $1.3 million on the sale of investment securities and higher-mortgage related income in 2011.  Non-interest expense decreased $211 thousand for the 2nd quarter of 2012 compared to the 2nd quarter of 2011, while non-interest expense decreased $461 thousand for the first six months of 2012 compared to the corresponding period in 2011.  Both period decreases were due primarily to lower personnel costs.

Non-performing assets (“NPA”), which include non-accrual loans, troubled debt restructurings, loans delinquent 90 days or more and other real estate, were relatively unchanged at $12.7 million, or 3.75% of total assets, at June 30, 2012, from $12.7 million, or 3.47% of total assets, at December 31, 2011.  The decline in total assets contributed to the increase in the ratio of NPA to total assets.  Net charge-offs for the six months ended June 30, 2012, were $348 thousand compared to $170 thousand for the six months ended June 30, 2011, and $2.8 million for the year ended December 31, 2011.

The Company did not provide any loan loss provision during the first six months of 2012, as management determined that the existing balance of the allowance for loan and lease loss account (“ALLL”) was sufficient to cover losses expected in the portfolio.  The ALLL of $3.9 million, or 2.34% of total loans, at June 30, 2012, compares to $3.6 million, or 1.77% of total loans, at June 30, 2011 and $4.3 million, or 2.29% of total loans, at December 31, 2011.  Even with the charge-offs during 2012, the Company believes the ALLL remains adequate as of June 30, 2012.

The Company’s regulatory capital substantially exceeds the minimum regulatory capital requirements.

Effective July 10, 2012, the Company voluntarily delisted its common stock from NASDAQ.  The stock has continued to trade under the symbol “BKBK” on the OTC-QB or OTCBB marketplace.  Investors can view the Company’s stock quotes for the Company at www.otcmarkets.com or www.otcbb.com.  The Company is in the process of terminating the registration of its common stock and suspending its public reporting obligations under Sections 12(g) and 15(d) of the Securities Exchange Act of 1934, as amended.

The Company expects to discontinue issuing earnings releases effective in the 3rd quarter of 2012 and instead begin posting its quarterly regulatory reports along with its annual report on its website at www.bkbank.com.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, three in Baton Rouge, Louisiana and a loan production office in Central, Louisiana.  As of June 30, 2012, the Company reported assets of $340.7 million and equity of $39.6 million.  Total shares outstanding at June 30, 2012, were 2,138,466 and the transfer agent is American Stock Transfer & Trust Company.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,

	2012	2011	2012	2011
Income Statement Data
Interest income	$3,108,409	$4,103,901	$6,386,032	$8,407,398
Interest expense	830,663	1,208,616	1,712,004	2,436,583
Net interest income	2,277,746	2,895,285	4,674,028	5,970,815
Provision for loan losses	-	562,000	-	1,312,000
Net interest income/(loss) after provision for loan losses	2,277,746	2,333,285	4,674,028	4,658,815
Non-interest income	968,748	1,323,901	1,697,374	2,855,210
Non-interest expense	3,304,203	3,514,781	6,187,098	6,648,330
Income/(loss) before income taxes	(57,709)	142,405	184,304	865,695
Income taxes	(127,093)	(86,706)	(127,610)	61,164
Net income/(loss)	$69,384	$229,111	$311,914	$804,531

Return on Average Assets	0.08%	0.24%	0.18%	0.42%
Return on Average Equity	0.71%	2.31%	1.59%	4.05%

Diluted:
Net income/(loss) per share	$0.03	$0.11	$0.15	$0.38
Weighted average shares outstanding	2,138,466	2,143,497	2,138,466	2,140,714

	June 30,	December 31,
Balance Sheet Data	2012	2011
Total assets	$340,714,119	$366,091,232
Cash and due from banks	50,165,706	48,622,717
Federal funds sold	-	-
Investment securities	105,973,864	118,994,337
Loans, net of UI & loans held for sale	164,761,099	184,142,032
Loans held for sale	3,864,726	2,914,468
Allowance for loan losses	3,940,236	4,287,910
Deposits-interest bearing	187,385,014	209,960,303
Deposits-non interest bearing	50,771,545	53,097,241
Total deposits	238,156,559	263,057,544
Short-term debt	34,370,251	35,639,635
Long-term debt	27,000,000	27,000,000
Stockholders' equity	39,567,468	38,835,739
Book value (per share)	$18.50	$18.16
Total shares outstanding	2,138,466	2,138,466

	June 30,	December 31,
Asset Quality Data	2012	2011
Non-accrual loans	$5,211,677	$8,177,672
Loans 90+ days past due	54,738	198,902
Troubled debt restructurings, still accruing	-	615,392
Total non-performing loans	5,266,415	8,991,966
Other real estate owned	7,489,002	3,701,392
Total non-performing assets	$12,755,417	$12,693,358
Total non-performing assets to average assets	3.67%	3.38%
Net chargeoffs - ytd	$347,675	$2,824,232
YTD net chargeoffs as a percent of average loans	0.20%	1.41%